Exhibit (s)(iii)

FORM OF PROSPECTUS SUPPLEMENT1

(To Prospectus dated      , 2024)

The Gabelli Multimedia Trust Inc.

       Rights for       Shares

Subscription Rights to Purchase Common Stock

We are issuing subscription rights to our common shareholders to purchase our common stock. Our common stock is traded on the NYSE American LLC (the “NYSE American”) under the symbol “GGT.” Our Series C Auction Rate Cumulative Preferred Stock (“Series C Auction Rate Preferred”) is not listed on a stock exchange. Our 5.125% Series E Cumulative Preferred Stock (“Series E Preferred”) and 5.125% Series G Cumulative Preferred Stock (“Series G Preferred”) are listed on the NYSE under the symbols “GGT PrE” and “GGT PrG” respectively. On      ,       the last reported sale price of our common stock was $       and the last reported sale prices of the Series C Auction Rate Preferred, Series E Preferred and Series G Preferred was $      ,       and      , respectively.

You should review the information set forth under “Risk Factors and Special Considerations” in the accompanying Prospectus before investing in our common stock.

	Per Share	Total (1)
Subscription price of Common Stock	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	The aggregate expenses of the offering are estimated to be $ , which represents approximately $ per share.

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in our common stock and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about us. Material that has been incorporated by reference and other information about us can be obtained from us by calling 800-GABELLI (422-3554) or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

SHAREHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS MAY, AT THE COMPLETION OF THE OFFERING, OWN A SMALLER PROPORTIONAL INTEREST IN THE FUND THAN IF THEY EXERCISED THEIR RIGHTS. AS A RESULT OF THE OFFERING YOU MAY EXPERIENCE DILUTION [OR ACCRETION] OF THE AGGREGATE NET ASSET VALUE OF YOUR COMMON STOCK DEPENDING UPON WHETHER THE FUND’S NET ASSET VALUE PER COMMON SHARE IS ABOVE [OR BELOW] THE SUBSCRIPTION PRICE ON THE EXPIRATION DATE.      ,

The common stock is expected to be ready for delivery in book-entry form through the Depository Trust Company on or about      , 2024. If the offer is extended, the common stock is expected to be ready for delivery in book-entry form through the Depository Trust Company on or about       , 2024.

The date of this Prospectus Supplement is       , 2024.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” “us,” “our” and “we” refer to The Gabelli Multimedia Trust Inc. This Prospectus Supplement also includes trademarks owned by other persons.

TABLE OF CONTENTS

Prospectus Supplement

i

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Terms of the Offer	[To be provided.]

Amount Available for Primary Subscription	$[ ]

Title	Subscription Rights for Common Stock

Subscription Price	Rights may be exercised at a price of $ per common stock (the “Subscription Price”). See “Terms of the Offer.”

Record Date	Rights will be issued to holders of record of the Fund’s Common Stock on , 2024 (the “Record Date”). See “Terms of the Offer.”

Number of Rights Issued	Right will be issued in respect of each share of Common Stock of the Fund outstanding on the Record Date. See “Terms of the Offer.”

Number of Rights Required to Purchase One Common Share

A holder of Rights may purchase common stock of the Fund for every Rights exercised. The number of Rights to be issued to a shareholder on the Record Date will be rounded up to the nearest number of Rights evenly divisible by. See “Terms of the Offer.”

Over-Subscription Privilege	[To be provided.]

Transfer of Rights	[To be provided.]

Subscription Period	The Rights may be exercised at any time after issuance and prior to expiration of the Rights, which will be 5:00 PM Eastern Time on , 2024 (the “Expiration Date”) (the “Subscription Period”). See “Terms of the Offer” and “Method of Exercise of Rights.”

Offer Expenses	The expenses of the Offer are expected to be approximately $[ ]. See “Use of Proceeds.”

Sale of Rights	[To be provided.]

Use of Proceeds

The Fund estimates the net proceeds of the Offer to be approximately $[       ]. This figure is based on the Subscription Price per share of $       and assumes all new common stock offered are sold and that the expenses related to the Offer estimated at approximately $[       ] are paid.

The Investment Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately three months. Pending such investment, the proceeds of the offering will be held in high quality short term debt securities and instruments. Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from this offering, may be used to pay distributions in accordance with the Fund’s distribution policy. See “Use of Proceeds.”

ERISA	See “Employee Plan Considerations.”

Rights Agent	[To be provided.]

DESCRIPTION OF THE RIGHTS OFFERING

[To be provided.]

TABLE OF FEES AND EXPENSES

The following tables are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in our common stock as a percentage of net assets attributable to common stock. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the offering, assuming that we incur the estimated offering expenses.

Stockholder Transaction Expenses
Sales Load (as a percentage of offering price)	-%
Offering Expenses Borne by the Fund (as a percentage of offering price)	-%
Dividend Reinvestment and Voluntary Cash Purchase Plan Fees
Purchase Transactions	$0.75	(a)
One-time Fee for Deposit of Stock Certificates	$2.50	(a)

Annual Expenses (as a percentage of net assets attributable to common stock)	Percentages of Net Assets Attributable to Common Stock
Management Fees	[●]	%(b)
Interest on Borrowed Funds	[●]	%(c)
Other Expenses	[●]	%(d)
Total Annual Expenses	[●]	%
Dividends on Preferred Stock	[●]	%(e)
Total Annual Expenses and Dividends on Preferred Stock	[●]	%(b)

(a)	Stockholders participating in the Fund’s Automatic Dividend Reinvestment Plan do not incur any additional fees. Stockholders participating in the Voluntary Cash Purchase Plan would pay $0.75 plus their pro rata share of brokerage commissions per transaction to purchase stocks and $2.50 plus pro rata share of brokerage commissions per transaction to sell stocks. See “Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan.”

(b)

The Investment Adviser’s fee is 1.00% annually of the Fund’s average weekly net assets plus assets attributable to any outstanding preferred stock, with no deduction for the liquidation preference of any outstanding preferred stock, other than the Fund’s Series C Auction Rate Preferred Stock when such stock is subject to the fee reduction described in the section entitled “Management of the Fund—Investment Advisory Agreement” in the Prospectus. Consequently, if the Fund has preferred stock outstanding, the investment management fees and other expenses as a percentage of net assets attributable to common stock will be higher than if the Fund does not utilize a leveraged capital structure.

(c)	The Fund has no current intention of borrowing from a lender or issuing notes.
(d)	“Other Expenses” are based on estimated amounts for the current year.
(e)	Dividends on Preferred Stock represent the estimated annual distributions on the existing preferred stock outstanding.

Example

The following example illustrates the expenses (including the maximum estimated sales load of $[       ] and estimated offering expenses of $[       ] from the issuance of $[       ] million in common stock) you would pay on a $1,000 investment in common stock, assuming a 5% annual portfolio total return.* The actual amounts in connection with any offering will be set forth in the Prospectus Supplement if applicable.

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred

*	The example should not be considered a representation of future expenses. The example assumes that the amounts set forth in the Annual Expenses table are accurate and that all distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

USE OF PROCEEDS

The Fund estimates the net proceeds of the Offer to be $[       ], based on the Subscription Price per share of $[       ], assuming all new shares of Common Stock offered are sold and that the expenses related to the Offer estimated at approximately $[       ] are paid and after deduction of the underwriting discounts and commissions. The Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objectives and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes. The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within three months. Pending such investment, the proceeds of the offering will be held in high quality short term debt securities and instruments. Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from this offering, may be used to pay distributions in accordance with the Fund’s distribution policy.

CAPITALIZATION

[To be provided.]

PRICE RANGE OF COMMON STOCK

The following table sets forth for the quarters indicated, the high and low sale prices on the NYSE American per share of our common stock and the net asset value and the premium or discount from net asset value per share at which the common stock was trading, expressed as a percentage of net asset value, at each of the high and low sale prices provided.

	Market Price		Corresponding Net Asset Value (“NAV”) Per Share		Corresponding Premium or Discount as a % of NAV
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2022	$9.33	$7.89	$6.74	$7.23	38.43%	9.13%
June 30, 2022	$9.18	$6.63	$7.35	$5.43	24.90%	22.10%
September 30, 2022	$7.87	$6.07	$4.69	$3.72	67.80%	63.17%
December 31, 2022	$6.62	$5.17	$4.01	$3.89	65.09%	32.19%
March 31, 2023	$6.08	$5.34	$4.31	$4.00	41.07%	33.50%
June 30, 2023	$6.90	$5.57	$3.96	$4.23	74.24%	31.68%
September 30, 2023	$6.78	$5.79	$4.09	$3.87	65.77%	49.61%
December 31, 2023	$6.18	$4.36	$3.62	$3.38	70.72%	28.99%

The last reported price for our common stock on       ,        was $       per share. As of       ,       , the net asset value per share of the Fund’s common stock was $       . Accordingly, the Fund’s common stock traded at a [premium/discount] to net asset value of       % on       ,       .

OUTSTANDING SECURITIES

The following information regarding the Fund’s outstanding securities is as of       ,        .

Title of Class	Amount Authorized	Amount Held by Fund or for its Account	Amount Outstanding Exclusive of Amount Held by Fund
Common Stock	[ ]	-	[ ]
Series C Auction Rate Preferred	[ ]	-	[ ]
Series E Preferred	[ ]	-	[ ]
Series G Preferred	[ ]	-	[ ]

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS

Dilution. As with any security, the price of the Fund’s Common Stock fluctuates with market conditions and other factors. [The Common Stock is currently trading at a [premium] to their net asset value.] However, shares of closed-end investment companies frequently trade at a discount from their net asset values. This characteristic is a risk separate and distinct from the risk that the Fund’s net asset value could decrease as a result of its investment activities and may be greater for shareholders expecting to sell their Common Stock in a relatively short period of time following completion of this Rights offering. The net asset value of the Common Stock will be reduced immediately following this Rights offering as a result of the accrual of certain offering costs.

If you do not exercise all of your Rights, you may own a smaller proportional interest in the Fund when the Rights offering is over. In addition, you will experience an immediate dilution of the aggregate net asset value per share of your Common Stock if you do not participate in the Rights offering and will experience a reduction in the net asset value per share whether or not you exercise your Rights, if the Subscription Price is below the Fund’s net asset value per Common Share on the Expiration Date, because:

●	the offered Common Stock is being sold at less than their current net asset value;

●	you will indirectly bear the expenses of the Rights offering; and

●	the number of Common Stock outstanding after the Rights offering will have increased proportionately more than the increase in the amount of the Fund’s net assets.

On the other hand, if the Subscription Price is above the Fund’s net asset value per share on the Expiration Date, you may experience an immediate accretion of the aggregate net asset value per share of your Common Stock even if you do not exercise your Rights and an immediate increase in the net asset value per share of your Common Stock whether or not you participate in the offering, because:

●	the offered Common Stock is being sold at more than their current net asset value after deducting the expenses of the Rights offering; and

●	the number of Common Stock outstanding after the Rights offering will have increased proportionately less than the increase in the amount of the Fund’s net assets.

[Furthermore, if you do not participate in the Over-Subscription Privilege, if it is available, your percentage ownership may also be diluted.] The Fund cannot state precisely the amount of any dilution because it is not known at this time what the net asset value per share will be on the Expiration Date or what proportion of the Rights will be exercised. The impact of the Rights offering on net asset value per share is shown by the following examples, assuming a $[●] Subscription Price:

Scenario 1: (assumes net asset value per share is above subscription price)(1)
NAV	$	[ ●]
Subscription Price	$	[ ●]
Reduction in NAV ($)(2)	$	[ ●]
Reduction in NAV (%)		[ ●]	%
Scenario 2: (assumes net asset value per share is below subscription price)(1)
NAV	$	[ ●]
Subscription Price	$	[ ●]
Increase in NAV ($)(2)	$	[ ●]
Increase in NAV (%)		[ ●]	%

(1)	Both examples assume the full Primary Subscription and Secondary Over-Subscription Privilege are exercised.] Actual amounts may vary due to rounding.
(2)	Assumes $[●] in estimated offering expenses.

If you do not wish to exercise your Rights, you should consider selling them as set forth in this Prospectus Supplement. Any cash you receive from selling your Rights may serve as partial compensation for any possible dilution of your interest in the Fund. The Fund cannot give assurance, however, that a market for the Rights will develop or that the Rights will have any marketable value.

[The Fund’s largest shareholders could increase their percentage ownership in the Fund through the exercise of the Primary Subscription and Over-Subscription Privilege.]

[Additional risks to be provided]

RIGHTS OFFERING

This rights offering will be made in accordance with the 1940 Act. Under the laws of Maryland, the Board is authorized to approve rights offerings without obtaining shareholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring shareholder approval of a transferable rights offering to purchase common stock at a price below the then current net asset value so long as certain conditions are met, including: (i) a good faith determination by a fund’s Board that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders’ preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by shareholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each three rights held.

TAXATION

[To be provided.]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts, counsel to the Fund in connection with this rights offering.

Certain legal matters will be passed on by Venable LLP, Baltimore, Maryland, in connection with the offering of the shares of common stock as Maryland counsel to the Fund.

The Gabelli Multimedia Trust Inc.

Common Stock

Issuable Upon Exercise of Rights to

Subscribe for Such Common Stock

PROSPECTUS SUPPLEMENT

               , 2024